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                                                                 EXHIBIT 10.11


                            American Psych Systems
          205 Lexington Avenue, 9th Floor, New York, New York 10016

Office (212) 252-9100                                       Fax (212) 252-9101



December 11, 1997



David Hunsaker
305 Dunstan Court
Chesapeake. VA. 23322

REVISED OFFER LETTER

Dear Mr. Hunsaker:

I am pleased to confirm to you the opportunity to join American Psych Systems in the full time professional position of President of Public Sector Division. Your salary will be $6,730.77 bi-weekly (if annualized. $175,000 per year). You will currently be eligible for company benefits in accordance to eligibility requirements. In addition, paid days leave (PDL) will accrue at the rate of twenty (20) days per year. You will receive a sign-on bonus in the amount of $1,923 .00 bi-weekly on a continual basis in conjunction with American Psych Systems' payroll schedule and system.

In addition, you will granted 180,000 stock options in accordance to the plan's rules and regulations at the exercisable rate of $1.44 per option. The Incentive Stock Option plan was previously sent to your attention. You will be on a 20% per year vesting schedule for the first 42 months of your employment. After the initial 42 months, all options will be vested at 100%. In the event of a change of ownership or an IPO, all options will be vested at 100%. Per your discussions, Global Village HealthCare. Inc. will be reimbursed in the amount of $3,000 per month for office administrative support.

You will be eligible for commissions based on the following schedule:

      1%    lst year of sales
      .05%  2nd year renewals
      .025% 3rd year renewals

Commissions will be paid as earned either 100% cash or 50% cash and 50% stock issued at the then current value when payment is made. Commissions will be based on revenues received by the company on a monthly basis. You will have an annual election at the beginning of each year to direct the manner in which commission compensation will be received by you for that year.


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December 11, 1997
David Hunsaker
REVISED OFFER LETTER
Page 2


Employment is contingent on satisfying all employment requirements applicable to your position including but not limiting to the following: Employment Eligibility Verification (I-9), reference check, etc. Please note that your employment with American Psych Systems is subject to the terms and conditions outlined in the Application for Employment. An application is enclosed for your completion and return. Employment at American Psych Systems is "at-will" which means that either you or the Corporation may terminate the employment relationship at any time for any reason not prohibited by law. This "at-will" relationship may only be changed in the event that an individual written employment agreement exists, and is signed by the President of American Psych Systems.

Your start date will be January 2, 1998. This offer of employment expires at close of business on December 12, 1997. We look forward to your acceptance of this offer. Please indicate your acceptance by signing and returning a copy of this letter. If you have any questions, please feel free to call me at (212) 252-9102 x232.

Sincerely,



Maureen Liss
Director of Human Resources








ACCEPTED BY:


/s/ David Hunsaker                  12/12/97
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Signature                           Date